Exhibit 99.1

Kindred Biosciences Announces Second Quarter 2015 Financial Results
San Francisco, CA (August 10, 2015) Kindred Biosciences, Inc. (NASDAQ: KIN) today announced financial results for the second quarter ended June 30, 2015 and provided updates on its programs.
Development and Corporate Updates
KindredBio continues to advance a diversified portfolio of validated molecules in a capital efficient manner and has over 20 programs in development. Some of the recent highlights include:

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Completion of enrollment in SentiKind™ pivotal study. The pivotal field trial of SentiKind, a KCNQ potassium channel agonist for post-operative pain in dogs, recently completed enrollment and the Company plans to report topline results before the end of this year.

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Continued rolling submission of SentiKind New Animal Drug Application (NADA) sections. The Chemical, Manufacturing, and Controls technical section of the NADA was filed at the end of the second quarter of this year and the Company is continuing the rolling submission of the NADA technical sections. A Target Animal Safety Study of SentiKind has been completed and filing of the data is anticipated shortly.

•	Continued progress on additional indications for SentiKind. The Company continues to conduct pilot studies of the active ingredient in SentiKind in several other indications across multiple species.

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Initiation of KIND-012 pivotal study. In April 2015, the Company received a protocol concurrence from the FDA on the pivotal field study for KIND-012 and has since initiated multiple clinical sites across the U.S. The study is halfway enrolled. Topline results for the pivotal trial are expected at the end of 2015 or early 2016. KindredBio announced positive results from a randomized, placebo-controlled, pilot study investigating KIND-012 for fever in horses in March of this year. The Company recently received a protocol concurrence from the FDA for the Target Animal Safety Study for KIND-012 and will be initiating this study in the third quarter of this year.

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Completion of PK study of KIND-010 for management of weight loss in cats. The PK study of KIND-010 for management of weight loss in cats has been completed, with a positive efficacy signal, as evidenced by increase in weight.

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Initiation of a randomized, placebo-controlled pilot study for KIND-010. A pilot study of KIND-010 is currently in the enrollment phase. If the pilot study is positive, the pivotal field study will be initiated this year. Topline results for the pivotal trial are expected in 2016.

•	Completion of pilot study of KIND-011. The initial pilot study of KIND-011 for metabolic syndrome in horses has been completed. Based on the results, KindredBio anticipates advancing the program.

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Completion of pilot laboratory studies of feline erythropoietin. The feline erythropoietin program is advancing rapidly. The initial laboratory studies have been completed, with a positive efficacy signal, as evidenced by increased reticulocyte formation. KindredBio expects to initiate GMP manufacturing activities shortly.

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Completion of PK study of canine TNF antibody. The PK study for the anti-TNF antibody has been completed with favorable pharmacokinetics, and KindredBio expects to initiate GMP manufacturing activities shortly.

Exhibit 99.1

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Progress in checkpoint inhibitor and multiple biologics programs. The checkpoint inhibitor programs are making strong progress, as are multiple other biologics programs that are in early-stage development.

•	Continued progress on business development. KindredBio is in active discussions with multiple potential partners regarding late-stage opportunities.
Richard Chin, M.D., President and CEO of KindredBio, stated, “We are very pleased with the progress we’re making across our programs. In particular, we want to highlight the completion of enrollment in the SentiKind pivotal study. The Company continues to expect top-line results prior to year-end. We also met milestones in a number of other areas, including the filing of the CMC section of the NADA for SentiKind, rapid initiation of the KIND-012 pivotal study on the heels of the statistically significant results of the placebo-controlled, blinded, randomized pilot study, and the preliminary efficacy signal from the feline erythropoietin study. We are also pleased with progress on our biologics programs. Of note, our progress is coupled with our continued exercise of financial discipline, allowing us to advance our programs in a highly capital-efficient manner.”
Second Quarter and Six Month 2015 Financial Results
For the quarter ended June 30, 2015, KindredBio reported a net loss of $6.9 million or $0.35 per share, as compared to a net loss of $8.1 million or $0.42 per share for the same period in 2014. For the six months ended June 30, 2015, net loss was $13.6 million or $0.69 per share, as compared to a net loss of $14.3 million or $0.80 per share for the same period in 2014.
Total research and development expenses for the three and six months ended June 30, 2015 were $5.0 million and $9.8 million, respectively, compared to $5.6 million and $10.1 million for the same periods in 2014. Stock-based compensation expense was $0.5 million and $0.9 million for the three and six months ended June 30, 2015 as compared to $0.4 million and $0.7 million for the same periods in 2014. The decrease in research and development expenses in 2015 compared to 2014 was primarily due to lower field trial and material costs including consulting expenses, offset in part by higher payroll and related expenses as a result of increased headcount and costs associated with advancing biologics programs. The 2014 expenses included costs of the Company’s CereKin and AtoKin pivotal.
Total general and administrative expenses for the three and six months ended June 30, 2015 were $1.9 million and $3.9 million, respectively, compared to $2.5 million and $4.2 million for the same periods in 2014. Stock-based compensation expense was $0.6 million and $1.2 million for the three and six months ended June 30, 2015 as compared to $0.8 million and $1.6 million for the same periods in 2014. The decrease in general and administrative expenses in 2015 was due primarily to lower consulting, professional services and stock-based compensation expenses offset by increased headcount expenses as the company continues to build its corporate infrastructure.
As of June 30, 2015, KindredBio had $89.7 million in cash, cash equivalents, and short term investments. Net cash used in operating activities for the six months ended June 30, 2015 was approximately $11.4 million. The Company is revising its previous guidance for operating expenses and now expects it to be in the range of $30 million to $35 million for the 2015 calendar year, as compared to its previous guidance for annual operating expenses that were expected to be $35 to $40 million.
About Kindred Biosciences
Kindred Biosciences is a development-stage biopharmaceutical company focused on saving and improving the lives of pets.  Its mission is to bring to pets the same kinds of safe and effective medicines that human family members enjoy.  The Company’s strategy is to identify compounds and targets that have already demonstrated safety and efficacy in humans and to develop therapeutics based on these

Exhibit 99.1

validated compounds and targets for dogs, cats and horses.  The Company has a deep pipeline of novel drugs and biologics in development across many therapeutic classes.
Forward-Looking Statements
This press release contains forward-looking statements within the meaning of the U.S. Private Securities Litigation Reform Act of 1995. All statements contained in this press release that do not relate to matters of historical fact should be considered forward-looking statements, including, but not limited to, statements regarding our expectations about the trials, regulatory approval, manufacturing, distribution and commercialization of our current and future product candidates, and statements regarding our anticipated revenues, expenses, margins, profits and use of cash.
These forward-looking statements are based on our current expectations. These statements are not promises or guarantees, but involve known and unknown risks, uncertainties and other important factors that may cause our actual results to be materially different from any future results expressed or implied by the forward-looking statements.  These risks include, but are not limited to, the following:  our limited operating history and expectations of losses for the foreseeable future; the absence of revenue from our product candidates for the foreseeable future; our potential inability to obtain any necessary additional financing; our substantial dependence on the success of our lead product candidates, which may not be successfully commercialized even if they are approved for marketing; the effect of competition; our potential inability to obtain regulatory approval for our existing or future product candidates; our dependence on third parties to conduct some of our development activities; our dependence upon third-party manufacturers for supplies of our product candidates; uncertainties regarding the outcomes of trials regarding our product candidates; our potential failure to attract and retain senior management and key scientific personnel; uncertainty about our ability to develop a satisfactory sales organization; our significant costs of operating as a public company; our potential inability to obtain patent protection and other intellectual property protection for our product candidates; potential claims by third parties alleging our infringement of their patents and other intellectual property rights; our potential failure to comply with regulatory requirements, which are subject to change on an ongoing basis; the potential volatility of our stock price; and the significant control over our business by our principal stockholders and management.
For a further description of these risks and other risks that we face, please see the risk factors described in our filings with the U.S. Securities and Exchange Commission (the SEC), including the risk factors discussed under the caption "Risk Factors" in our Annual Report on Form 10-K and any subsequent updates that may be contained in our Quarterly Reports on Form 10-Q filed with the SEC.  As a result of the risks described above and in our filings with the SEC, actual results may differ materially from those indicated by the forward-looking statements made in this press release.   Forward-looking statements contained in this press release speak only as of the date of this press release and we undertake no obligation to update or revise these statements, except as may be required by law.
Contact
Denise Bevers
KindredBio
denise.bevers@kindredbio.com
(650) 701-7904

Exhibit 99.1

Kindred Biosciences, Inc.
Statements of Operations
(In thousands, except per share amounts)
(Unaudited)

	Three months ended June 30,		Six months ended June 30,
	2015	2014	2015	2014
Operating costs and expenses:
Research and development	$4,991	$5,639	$9,800	$10,137
General and administrative	1,921	2,504	3,874	4,183
Total operating costs and expenses	6,912	8,143	13,674	14,320
Loss from operations	(6,912)	(8,143)	(13,674)	(14,320)
Interest and other income (expense), net	29	33	59	42
Net loss	(6,883)	(8,110)	(13,615)	(14,278)
Basic and diluted net loss per share	$(0.35)	$(0.42)	$(0.69)	$(0.80)
Weighted-average shares used to calculate basic and diluted net loss per share	19,756	19,426	19,741	17,833

Selected Balance Sheet Data
(In thousands)
(Unaudited)

	June 30, 2015	December 31, 2014
Cash, cash equivalents and short-term investments	$89,736	$101,027

Total assets	$90,606	$101,920

Stockholders' equity	$87,738	$99,024